As filed with the Securities and Exchange Commission on July 2, 1997.
                          Registration No. 333-_______.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             FOUR OAKS FINCORP, INC.
             (Exact name of registrant as specified in its charter)

         North Carolina                                      56-2028446
(State or other jurisdiction of                     (IRS Employer Identification
incorporation or organization)                      Number)

6144 U S 301 South
Four Oaks, North Carolina                                       27524
(Address of principal executive offices)                      (ZIP Code)

                         Non-Qualified Stock Option Plan
                     Employee Stock Purchase and Bonus Plan
                            (Full title of the plans)

                                Ayden R. Lee, Jr.
                             Four Oaks Fincorp, Inc.
                                6144 US 301 South
                         Four Oaks, North Carolina 27524
                                 (919) 963-2177
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                             Byron B. Kirkland, Esq.
                             Jason L. Martinez, Esq.
          Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601

Approximate date of commencement of proposed sales pursuant to the Plans: As soon as practicable after filing of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
                                                  Proposed maximum        Proposed maximum
Title of securities to be    Amount to be        offering price per          aggregate               Amount of
       registered            registered(1)            share(2)            offering price(2)     registration fee(2)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
  Common Stock, $1.00
       par value                125,000                $26.00                $3,250,000               $984.85
------------------------ ---------------------- ---------------------- ----------------------- ----------------------

(1) The amount of shares to be registered is the maximum amount of shares issuable in the aggregate pursuant to the Registrant's Non-Qualified Stock Option Plan and Employee Stock Purchase and Bonus Plan plus the total amount of shares hereby offered for resale by the Selling Shareholders. As of July 1, 1997, there were (i) 97,167 shares issuable under the Non-Qualified Stock Option Plan, (ii) 16,566 shares issuable under the Employee Stock Purchase and Bonus Plan and (iii) 11,267 shares hereby offered for resale by the Selling Shareholders.
(2) The proposed maximum offering price per share of Common Stock has been calculated with reference to Rule 457(h) on the basis of a recent price of securities of the same class of $26.00 per share.

================================================================================

PROSPECTUS
                             FOUR OAKS FINCORP, INC.
                 11,267 Shares of Common Stock, $1.00 par value

         This Prospectus is being used in connection with the offering from time to time by certain shareholders of Four Oaks Fincorp, Inc. (the "Company"), 6144 US 301 South, Four Oaks, North Carolina 27524, telephone number (919) 963-2177, or their respective legatees, personal representatives or distributees (the "Selling Shareholders") of (i) up to 2,833 shares of the Company's Common Stock, $1.00 par value ("Common Stock") which have been acquired by the Selling Shareholders upon their exercise of stock options pursuant to Four Oaks Fincorp, Inc. Non-Qualified Stock Option Plan and (ii) up to 8,434 shares of Common Stock which have been previously acquired by the Selling Shareholders pursuant to the Employee Stock Purchase and Bonus Plan (collectively, the Non-Qualified Stock Option Plan and the Employee Stock Purchase and Bonus Plan are herein referred to as, the "Plans").

SEE "RISK FACTOR" ON PAGE 3 FOR A DISCUSSION OF A FACTOR THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                TABLE OF CONTENTS

                                         Page                         Page
Risk Factor                                 3  Use of Proceeds           4
Available Information                       3  Selling Shareholders      4
Incorporation of Documents by Reference     3  Plan of Distribution      5

         No person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

The date of this Prospectus is July 2, 1997.

                                   RISK FACTOR

         Limited Market for Common Stock. The Common Stock is not actively traded and trades involving the Common Stock are negotiated on a best efforts basis through Morgan, Keegan & Company, Inc., located at 4300 Six Forks Road, Suite 400, Raleigh, North Carolina 27609 and Legg Mason Wood Walker, Inc., located at 3201 Glenwood Avenue, Post Office Box 31048, Raleigh, North Carolina 27622-1048. There can be no assurance that any particular trading price for the Common Stock is an accurate indication of fair market value.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

         Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material also may be obtained from the web site that the Commission maintains at http://www.sec.gov.

         On July 1 1997, the Company became a holding company for Four Oaks Bank & Trust Company (the "Bank"). Prior to creating a holding company structure, the Bank filed reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). The reports, proxy statements and other information filed by the Bank with the FDIC can be inspected and copied at the public reference facilities maintained by the FDIC at 550 - 17th Street, N.W., Washington, D.C. 20429 at prescribed rates.

         This Prospectus constitutes a part of a Registration Statement filed by the Registrant with the Commission under the Securities Act of 1933, as amended. This Prospectus omits certain information contained in that Registration Statement, and reference is hereby made to that Registration Statement and the exhibits filed therewith for further information with respect to the Registrant and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

                  (1) Annual Report on Form F-2 of the Bank, predecessor to the Company, for the fiscal year ended December 31, 1996, as amended, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K(12G3), dated July 1, 1997.

                  (2) Quarterly Report on Form F-4 of the Bank, predecessor to the Company, for the quarter ended March 31, 1997 filed as Exhibit 99.2 to the Company's Current Report on Form 8-K(12G3), dated July 1,
         1997.

                  (3) The Company's Current Report on Form 8-K(12G3), dated July 1, 1997, which contains a description of the Common Stock.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part thereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Company, 6144 US 301 South, Four Oaks, North Carolina 27524, Attention: Wanda C. Jones, telephone (919) 963-2177.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                               SELLING SHAREHOLDERS

         The following table sets forth the name and relationship to the Company of each Selling Shareholder, the number of shares of Common Stock owned of record by each Selling Shareholder as of July 1, 1997; the amount of Common Stock offered pursuant to this Prospectus; and the percentage of Common Stock owned after the offering:


     Name and Relationship         Amount of Common Stock    Amount of Common Stock      Percentage Owned After
          with Company                      Owned                    Offered                     Offering

Ayden R. Lee, Jr. (President              7,028.619                    510                          *
and Chief Executive Officer)

Clifton Painter (Senior                  1,596.0348                    349                          *
Executive Vice President)

                                       4



     Name and Relationship         Amount of Common Stock    Amount of Common Stock      Percentage Owned After
          with Company                      Owned                    Offered                     Offering

Nancy S. Wise (Senior Vice                 874.248                     430                          *
President)

W. Leon Hiatt, III (Senior Vice            166.392                     122                          *
President)

----------------
* Less than one percent (1%).

         In addition, certain unnamed persons who are not affiliates of the Company, may use this Prospectus for reoffers and resales of up to the lesser of
(i) 1,000 shares or (ii) 1% of the shares issuable under each of the Plans to which this Prospectus relates.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders intend to sell all or a portion of the shares offered hereby from time to time to or through a market maker or into an existing trading market, if any, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         In accordance with the instructional Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers and sales of Common Stock, $1.00 par value ("Common Stock") of Four Oaks Fincorp, Inc. (the "Registrant") pursuant to the Registrant's Non-Qualified Stock Option Plan and Employee Stock Purchase and Bonus Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                  (1) Annual Report on Form F-2 of Four Oaks Bank & Trust Company (the "Bank"), predecessor to the Registrant, for the fiscal year ended December 31, 1996, as amended, filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997.

                  (2) Quarterly Report on Form F-4 of the Bank, predecessor to the Registrant, for the quarter ended March 31, 1997 filed as
         Exhibit 99.2 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997.

                  (3) The Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997, which contains a description of the Common Stock.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES

                  Not Applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities, provided a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were, at the time taken, known or believed by him to be clearly in conflict with the best interests of the corporation. Accordingly, the Registrant may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party.

         As permitted by North Carolina law, Article IX of the Bylaws of the Registrant provide for the indemnification of directors and officers, within the limitations permitted by law. In addition, the

Board of Directors of the Registrant may provide such indemnification for the employees and agents of the Registrant as it deems appropriate.

         As permitted by North Carolina law, Article 6 of the Registrant's Articles of Incorporation also provides for the limitation of the personal liability of directors from monetary damages for breach of any duty as a director provided that the limitation of liability does not apply to
(i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Registrant; (ii) any liability under North Carolina Business Corporation Act
Section 55-8-33; (iii) any transaction from which the director derived an improper personal benefit.

         The Registrant has purchased a standard directors' and officers' liability policy which will, subject to certain limitations, indemnify the registrant, its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacities as such.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  The shares being reoffered or resold pursuant to this Registration Statement were originally issued by Four Oaks Bank & Trust Company (the "Bank") and were exempt bank securities pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"). Pursuant to an Agreement and Plan of Reorganization and Merger by and between the Bank and the Registrant dated February 24, 1997 and in accordance with Section 3(a)(12) of the 1933 Act, the Registrant was formed to act as a holding company for the Bank. The Bank's shares of Common Stock were converted into shares of Common Stock of the Registrant pursuant to Section 3(a)(12) of the 1933 Act which provides that the registration provisions of the 1933 Act shall not apply to any equity security issued in connection with the acquisition by a holding company of a bank under section 3(a) of the Bank Holding Company Act of 1956, if (a) the acquisition occurs solely as part of a reorganization in which security holders exchange their shares of a bank for shares of a newly formed holding company with no significant assets other than securities of the bank; (b) the security holders receive, after that reorganization, substantially the same proportional share interests in the holding company as they held in the bank; (c) the rights and interests of security holders in the holding company are substantially the same as those in the bank prior to the transaction; and (d) the holding company has substantially the same assets and liabilities, on a consolidated basis, as the bank had prior to the transaction. The reorganization was structured to comply with Section 3(a)(12).

ITEM 8.           EXHIBITS

Exhibit Description

4.1 Articles of Incorporation of Registrant filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997

4.2 Bylaws of Registrant filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997

5       Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

10.1 Non-Qualified Stock Option Plan filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997

10.2 Employee Stock Purchase and Bonus Plan filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K(12G3), dated July 1, 1997

23.1 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included as part of their opinion listed as Exhibit 5)

23.2    Consent of Coopers & Lybrand L.L.P.

23.3    Consent of Daniel G. Matthews & Associates, Inc.

24 Power of Attorney (located on the signature page of this Registration Statement)

ITEM 9.           UNDERTAKINGS

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the

                           Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Four Oaks, State of North Carolina, on July 2, 1997.


                                                  FOUR OAKS FINCORP, INC.


                                                  BY:      /s/ Ayden R. Lee, Jr.
                                                  NAME:    Ayden R. Lee, Jr.
                                                  TITLE:   President, Chief
                                                           Executive Officer
                                                           and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ayden R. Lee, Jr. and Nancy S. Wise and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                         Title                         Date

/s/Ayden R. Lee, Jr.            President, Chief Executive                July 2, 1997
Ayden R. Lee, Jr.               Officer and Director

/s/ Nancy S. Wise               Senior Vice President (Principal          July 2, 1997
Nancy S. Wise                   accounting and financial officer)

/s/ M. S. Canaday               Director                                  July 2, 1997
M. S. Canaday

/s/ Harold J. Sturdivant        Director                                  July 2, 1997
Harold J. Sturdivant

/s/ Paula Canaday Bowman        Director                                  July 2, 1997
Paula Canaday Bowman

/s/ William J. Edwards          Director                                  July 2, 1997
William J. Edwards

/s/ Percy Y. Lee                Director                                  July 2, 1997
Percy Y. Lee

/s/ Warren L. Grimes            Director                                  July 2, 1997
Warren L. Grimes

                                INDEX TO EXHIBITS

Exhibit    Description

5          Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan,
           L.L.P.

23.1 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included as part of their opinion listed as Exhibit 5)

23.2       Consent of Coopers & Lybrand L.L.P.

23.3       Consent of Daniel G. Matthews & Associates, Inc.

24 Power of Attorney (located on the signature page of this Registration Statement)